UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

HealthWarehouse.com, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IMPORTANT INFORMATION FROM YOUR BOARD OF DIRECTORS

August 5, 2013

Dear Fellow Common Stockholder:

Your Board of Directors would like to thank all of our stockholders who have voted with us to date. If you have not yet voted, please do so now. Every vote is important!

WHAT YOU NEED TO DO NOW!

•	If you have not yet voted, we urge you to vote the enclosed WHITE proxy card today. You may also vote by telephone or the Internet by following the instructions on the WHITE card.
•	Please do not vote any gold or yellow proxy sent to you by HWH Lending, LLC and Milfam I L.P., who hold a majority of our Series B preferred stock (the “Preferred Series B Group”). Do not be misled by the group’s representatives who have claimed that voting their gold card is a vote for management, as reported to us by a stockholder.
•	If you have voted a gold or yellow proxy card, you can still vote the enclosed WHITE proxy card, as only your latest dated proxy counts.

WE BELIEVE THE ACTIONS OF THE PREFERRED SERIES B GROUP CAUSED OUR STOCK PRICE TO DECLINE!

•	In January 2013, the Preferred Series B Group indicated in public filings that it intended to force a sale of substantially all of the Company’s assets in order to have their loans to the Company repaid, which would have likely wiped out the value of our common stock.

•	We believe such actions caused the price of our common stock to decline from $4.25 per share on December 31, 2012 to $1.30 per share on January 16, 2013.

YOUR BOARD HAS TAKEN STEPS TO SAVE YOUR COMPANY!

•	Your Board fought the efforts of the Preferred Series B Group to force a sale of all of the Company’s assets in January 2013, as the forced sale could have caused your Company to cease operating.

•	Your Board successfully raised $3.5 million in early February 2013 to repay all of the loans from the Preferred Series B Group and to prevent a forced sale of the Company’s assets. I personally invested $500,000 to purchase new common stock in February 2013.

•	Your Board is trying to preserve the value of your common stock by rejecting the continued efforts of the Preferred Series B Group to acquire control of your Company, as we believe the group may seek to liquidate the Company or sell the Company’s assets if it acquires control of the Board of Directors.
2

INVESTORS IN OUR FEBRUARY 2013 PRIVATE PLACEMENTS HAVE HAD A RETURN OF WELL OVER 25% IN LESS THAN SIX MONTHS!

•	Based on the closing price of $1.27 per share for our common stock on July 31, 2013, investors in our February 2013 private placements have seen their investment appreciate by more than 25%, even before taking into account the value of the warrants received.

THE PREFERRED SERIES B GROUP IS SEEKING CONTROL OF YOUR COMPANY, WITHOUT PAYING ANY CONTROL PREMIUM TO YOU!

•	The Preferred Series B Group has had representation on your Board of Directors since December 2010, as Matthew Stecker is the group’s representative.

•	The Preferred Series B Group is seeking to elect three directors at the meeting, which will give them control of your Board and control of your Company!

•	The Preferred Series B Group is not offering any premium to our common stockholders! We believe anyone seeking control of your Company should pay a control premium to our common stockholders, even if they are not required by law to do so.

THE SERIES B GROUP SOUGHT A FORCED SALE OF THE COMPANY’S ASSETS FOR THEIR BENEFIT BEFORE AND MAY DO SO AGAIN!

•	The Preferred Series B Group tried to force a sale of the Company’s assets in January 2013 in order to have their loans repaid.

•	We believe the group may seek to liquidate the Company in order to receive as much of the $4 million liquidation preference for their Series B preferred as they can, especially in light of their failed attempt in January 2013.

•	If the Preferred Series B Group forces a sale of the Company’s assets, the value of our outstanding common stock will likely be eliminated.

WE BELIEVE THE PREFERRED SERIES B GROUP IS NOT ACTING IN THE BEST INTERESTS OF OUR COMMON STOCKHOLDERS!

•	A forced sale of our assets is not in the best interests of our common stockholders. We believe a forced sale will likely eliminate the value of your common stock!

•	The group is seeking control of your Company without paying any control premium to our common stockholders. We attempted to avoid this costly and disruptive proxy fight by offering the group a second board seat, but we believe they decided to seek full control of your Company to the detriment of our common stockholders.

•	We filed a motion to dismiss the lawsuit brought by HWH Lending alleging a misuse of funds. We believe the lawsuit has no merit. We note HWW Lending sued only 3 directors regarding a loan which your entire Board approved, including Mr. Stecker, who is the group’s representative on the Board.

3

ASK YOURSELF WHO YOU TRUST TO LEAD YOUR COMPANY FORWARD!

•	Two members of your Board of Directors have a substantial personal investment in the common stock of your Company. By comparison, none of the members of the Preferred Series B Group nor any of the group’s nominees has any current cash investment in our common stock. Mr. Stecker had purchased shares in March 2013, which he promptly sold less than 3 weeks later.

•	We believe the Preferred Series B Group may attempt to liquidate your Company in order to receive the $4 million liquidation preference on their preferred stock, even if it eliminates the value of your common stock.

•	Three of your Board’s nominees have significant experience in managing and operating a pharmacy and e-commerce company, while two of the group’s nominees have no experience with a pharmacy or healthcare e-commerce company.

•	Gary A. Singer, who is or was married to Karen Singer and who has worked closely with Lloyd Miller of Milfam, was convicted of material violations of the federal securities laws and is banned for life from serving as a director or officer of any public company. We believe the group tries to divert attention from their felon by referring to Mike Peppel, who resigned in April 2012 and who is no longer involved in our operations.

•	Since Mr. Singer was convicted of material violations of the federal securities laws, ask yourself if you can trust what the Preferred Series B Group is telling you.

THE PREFERRED SERIES B GROUP AND ITS NOMINEES HAVE DELIVERED POOR PERFORMANCE IN AN INDUSTRY THEY CLAIM TO KNOW!

•	Robert Pons is the Chairman of LiveWire Mobile, and Matthew Stecker is the Chief Executive Officer of LiveWire. Messrs. Pons and Stecker are two of the nominees of the Preferred Series B Group.

•	Mr. Stecker represented to your Board that Messrs. Gary Singer and Lloyd Miller of Milfam own 49% of the equity of LiveWire.

•	LiveWire’s stock price closed at $0.55 per share on July 23, 2013, a decline of over 53% from $1.18 on September 19, 2012 and a decline of over 81% from $3.00 per share on May 5, 2011!

•	LiveWire lost money in both 2012 and 2011 and had a negative net worth of $2.7 million at December 31, 2012!

•	We believe these poor results in the group’s “area of expertise” should give you concern when they seek to acquire your Company with no experience in our industry.

4

It is important that your shares of HealthWarehouse.com common stock be represented and voted at the annual meeting. Even if you plan to attend the annual meeting in person, please vote your shares by signing, dating and mailing the enclosed WHITE proxy card in the accompanying postage-paid envelope as soon as possible. In addition, you may vote over the Internet or by telephone by following the directions on your WHITE proxy card. Every vote counts!

On behalf of your Board of Directors, we thank you for your support.

/s/Lalit Dhadphale
Lalit Dhadphale
President and Chief Executive Officer

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

AST Phoenix Advisors
6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

For shareholder questions: 1-877-478-5038.
For banks and brokers: 1-212-493-3910.

We urge you NOT to sign any gold or yellow proxy card sent to you by HWH Lending, LLC and Milfam I L.P., and their affiliates, including Karen Singer and Lloyd I. Miller. If you have already done so, you have the legal right to change your vote by using the enclosed WHITE proxy card, as only the latest-dated proxy card counts. In addition, you may vote over the Internet or by telephone by following the directions on your WHITE proxy card.

5